                                                                     Exhibit 4.1

                   OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT

                  THIS OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT is executed in reliance upon the transactional "safe harbor" afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended ("1933 Act").

                  THIS AGREEMENT has been executed by the undersigned in connection with the placement of a Convertible Debenture in the principal amount of One Million Dollars in substantially the form set forth in Exhibit "A" (hereinafter referred to as the "Convertible Debenture") of CINEMASTAR LUXURY THEATERS, INC. (the "Issuer") by the Issuer located at 431 College Boulevard, Oceanside, California 92057, a corporation organized under the laws of California, United States of America (hereinafter referred to as "Issuer"). The undersigned (hereinafter referred to as "Buyer") is located at and is a corporation organized under the laws of or is a citizen and resident of the country set forth below the Buyer's signature, hereby represents and warrants to, and agrees with the Issuer as follows:

         1. AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

                  a. PURCHASE PRICE. The undersigned hereby subscribes for the Convertible Debenture and Warrants of the Issuer for a purchase price of $1,000,000 (the "Convertible Debenture"), such Convertible Debenture convertible into shares of common stock of the Issuer (the "Common Stock") at a conversion price and on such terms as set forth in Exhibit "A" hereto, such Purchase Price of One Million Dollars ($1,000,000) payable in United States Dollars. The undersigned further subscribes for 17,142 Warrants (the "Warrants") of the Issuer to be issued without additional consideration, each such Warrant exercisable to purchase one (1) share of Common Stock of the Issuer from the date of the closing to the fifth anniversary of the closing at an exercise price equal to $7.00 per share.

                  b. FORM OF PAYMENT. The Buyer shall pay the Purchase Price by delivering good funds in United States Dollars to the Escrow Agent for closing by delivery of the Convertible Debenture and Warrants versus payment of the Purchase Price.

         2. SUBSCRIBER REPRESENTATIONS; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

                  a. OFFSHORE TRANSACTION. The Buyer represents and warrants to the Issuer as follows:

                        (i) The Buyer is not organized under the laws of or is not a citizen or resident of the United States and, if not an individual, was not formed for the purpose of investing in Regulation S securities, does not have any of its securities registered under the Securities Exchange Act of 1934, as amended
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(the "Exchange Act") and is not owned by U.S. Persons as defined in Regulation S and herein;

                        (ii) At the time the buy order to purchase the Convertible Debenture and the Warrants was originated, the Buyer was outside the United States;

                        (iii) No offer to purchase the Convertible Debenture or the Warrants was made in the United States nor were any "directed selling efforts" as defined in Rule 902 of Regulation S made in the United States;

                        (iv) The Buyer is purchasing the Convertible Debenture and the Warrants for the Buyer's own account and for investment purposes and not with the view toward distribution of the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture, or the shares of Common Stock issuable upon exercise of the Warrants. The Buyer does not have any contract, understanding or arrangement with any person to sell, transfer or grant participation to such person or any third person with respect to the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture, or the shares of Common Stock issuable upon exercise of the Warrants;

                        (v) All subsequent offers and sales of the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture and the shares of Common Stock issuable upon exercise of the Warrants shall be made in compliance with Regulation S, pursuant to registration of the securities under the 1933 Act or pursuant to an exemption from such registration;

                        (vi) The Buyer understands that the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture and the shares of Common Stock issuable upon exercise of the Warrants are being offered and sold to the Buyer in reliance on specific safe harbor from the registration requirements of the 1933 Act and that the Issuer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the applicability of such safe harbor and the suitability of the Buyer to acquire the Convertible Debenture, the Warrants, the shares of common stock issuable upon conversion of the Convertible Debenture, and the shares of Common Stock issuable upon exercise of the Warrants. The Buyer understands the conditions of the exemption from registration afforded by
Section 4(1) of the 1933 Act and acknowledges that there can be no assurance that it will be able to rely on such exemption;

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                        (vii) The Buyer acknowledges that the Buyer has received
and reviewed the information supplied by the Issuer pursuant to Section 3h hereof;

                        (viii) The Buyer agrees that from the date hereof until after the forty-fifth (45th) day after the closing of the purchase of the Convertible Debenture and Warrants hereunder (the "Restricted Period") upon any offer, sale or transfer of the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture or the shares of Common Stock issuable upon exercise of the Warrants (including any accrued but unpaid dividends thereon), that the Buyer, or any successor, or any Professional (as defined in Section 3a(xvi) hereof) (except for sales of any Convertible Debenture, Warrants, or shares of Common Stock registered under the 1933 Act or otherwise exempt from such registration) (a) will not sell to a U.S. Person or to an account of or for the benefit of a U.S. Person or anyone believed to be a U.S. Person; (b) will not engage in any efforts to sell the Convertible Debenture, the Warrants, any shares of Common Stock issuable upon conversion of the Convertible Debenture, or any shares of Common Stock issuable upon exercise of the Warrants in the United States; (c) will, at the time the buy order or transfer is originated, believe the buyer or transferee is outside the United States; (d) will send to a Professional acting as agent or principal, a confirmation or other notice stating that the Professional is subject to the same restrictions on transfer to U.S. Persons or for the account of or benefit of U.S. Persons during the Restricted Period as provided herein; and (e) will not in connection with the Common Stock of the Issuer engage in the United States in any short selling, option writing, equity swaps or other types of hedging transactions or derivative transactions. The Issuer will not honor or register and will not be obligated to honor or register any transfer in violation of these provisions;

                        (ix) The Buyer understands that the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture, and the shares of Common Stock issuable upon exercise of the Warrants are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the Issuer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the applicability of such provisions. Accordingly, the Buyer agrees to notify the Issuer of any events which would cause the representations and warranties of the Buyer to be untrue or breached at any time after the execution of this Agreement by the Buyer and prior to the expiration of the Restricted Period;

                        (x) This Offshore Securities Subscription Agreement has been duly authorized, validly executed, and delivered on behalf of the Buyer and is a valid and binding agreement enforceable against the Buyer in accordance with its

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terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

                        (xi) Any offering documents received by the Buyer include statements to the effect that the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons during the Restricted Period, unless the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture, and the shares of Common Stock issuable upon exercise of the Warrants are registered or unless such resale is exempt from or not subject to the registration requirements of the 1933 Act;

                        (xii) The Buyer, in making the decision to purchase the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture, and the shares of Common Stock issuable upon exercise of the Warrants subscribed for, has relied upon independent investigations made by it and has not relied on any information or representations made by third parties and the Buyer believes that the Purchase Price is reasonably related to the Restricted Period, the historical volatility of the market price of the Common Stock of the Issuer, the current financial condition of the Issuer, the dilution represented by the sale of the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture, the shares of Common Stock issuable upon exercise of the Warrants, and any other sales of the Common Stock of the Issuer occurring simultaneously or concurrently herewith, current stock market conditions and other relevant information concerning the Issuer; the Buyer acknowledges that it is a sophisticated investor, that it has invested in other Regulation S transactions by other issuers, and that an investment in the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, and shares of Common Stock issuable upon exercise of the Warrants involves a high degree of risk;

                        (xiii) The Buyer has not taken any action that would cause the Issuer to be subject to any claim for commission or other fee or remuneration by any broker, finder, or other person, except for the payments otherwise expressly described in this Agreement to be paid through the Escrow Agent, and the Buyer hereby indemnifies the Issuer against any such claim caused by the actions of the Buyer or any of its employees or agents;

                        (xiv) In connection with the issuance of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, the Buyer agrees to satisfy the following requirements as set forth in Rule 902(m):

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                             a.  Each Warrant shall bear a legend stating that
                                 the Warrant and the securities to be issued upon its exercise have not been registered under the 1933 Act and that the Warrant may not be exercised by or on behalf of any U.S. Person unless registered under the 1933 Act or an exemption from such registration is available;

                             b. Each person exercising a Warrant will be required to give: (i) written certification that it is not a U.S. Person and the Warrant is not being exercised on behalf of a U.S. Person; or (ii) a written opinion of counsel acceptable to the Issuer to the effect that the Warrant and securities delivered upon exercise thereof have been registered under the 1933 Act or are exempt from registration thereunder; and

                             c. The Buyer shall agree to be bound by procedures to ensure that the Warrant may not be exercised within the United States and that the securities may not be delivered within the United States upon exercise, other than in offerings deemed by counsel to the Issuer to meet the definition of "offshore transaction" pursuant to paragraph (i)(3) of Rule 902, unless registered under the 1933 Act or an exemption from such registration is available.

                        (xv) For purposes hereof, in general, a "U.S. Person" means any natural person, resident of the United States; any partnership or corporation organized or incorporated under the laws of the United States or any state or territory thereof; any estate of which any executor or administrator is a U.S. Person; any trust of which any trustee is a U.S. Person; any agency or branch of a foreign entity located in the United States; any nondiscretionary account or similar account, other than estate or trust, held by a dealer or other fiduciary for the benefit or account of the U.S. Person; any discretionary account or similar account, other than estate or trust, held by dealer or other fiduciary organized, incorporated or (if an individual) resident of the United States; and any partnership or corporation if organized or incorporated under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities and not registered under the 1933 Act unless it is organized and incorporated and owned by "accredited investors," as defined under Rule 501(a) under the

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1933 Act, who are not natural persons, estates or trusts. "U.S. Person" is further defined in Rule 902(o) under the 1933 Act;

                        (xvi) A "Professional" is a "distributor" as defined in Rule 902(c) under the 1933 Act (generally any underwriter, or other person, who participates, pursuant to a contractual arrangement, in the distribution of the Convertible Debenture and shares of Common Stock issuable upon conversion of the Convertible Debenture); a dealer as defined in Section 2(12) of the Exchange Act (encompassing those who engage in the business of trading or dealing in securities as agent, broker, or principal); or a person receiving a selling concession, fee or other remuneration in respect of the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, and shares of Common Stock issuable upon exercise of the Warrants sold.

                  b. NO GOVERNMENT RECOMMENDATION OR APPROVAL. The Buyer understands that no Federal, State or foreign governmental agency has passed on or made any recommendation or endorsement of the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture or shares of Common Stock issuable upon exercise of the Warrants.

         3. ISSUER REPRESENTATIONS. The Issuer hereby represents and warrants to the Buyer as follows:

                  a. DUE ORGANIZATION. The Issuer has been duly organized, is validly existing and is in good standing under the laws of the State of California.

                  b. AUTHORIZATION. The Issuer has full legal right, power and authority to enter into this Agreement, perform its obligations hereunder and to sell to the Buyer the Convertible Debenture, the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Debenture and the shares of Common Stock issuable upon exercise of the Warrants.

                  c. NO ADVERSE FACTS. Except as disclosed in the Issuer's filings with the SEC, the Issuer knows of no fact or circumstances with respect to the Issuer, its officers or directors which might materially adversely affect the operations, properties, assets or condition, financial or otherwise, of the Issuer and its subsidiaries, taken as a whole.

                  d. REGISTRATION OF COMMON STOCK. The Issuer's Common Stock is registered, pursuant to Section 12(g) of the Exchange Act.

                  e. COMPLIANCE WITH LAWS. The Issuer is, to the best of its knowledge and belief, in compliance in all material respects with all applicable laws and regulations of federal, state and local government agencies having jurisdiction over it, other than any non-compliance that would not have a material

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adverse effect on the Issuer and its subsidiaries, taken as a whole.

                  f. COMPLIANCE WITH REPORTING OBLIGATIONS. The Issuer is in compliance in all material respects, to the extent applicable, with all reporting obligations under Sections 12(b), 12(g) or 15(d) of the Exchange Act.

                  g. REPORTING ISSUER STATUS. The Issuer is a "reporting issuer" as defined by Rule 902 of Regulation S. The Issuer is in full compliance, to the extent applicable, with all reporting obligations under Sections 12(g) and 13 of the Exchange Act. The Issuer has registered its Common Stock pursuant to Section 12(g) of the Exchange Act and the Common Stock trades on the NASDAQ Small Capital Market.

                  h. CURRENT PUBLIC INFORMATION. The Issuer has furnished the Buyer with copies of the Issuer's Post-Effective Amendment No. 1 to Form SB-2 Registration Statement, as filed with the SEC on July 24, 1996, and its Form 10-K/SB for the fiscal year ended March 31, 1996 (collectively the "SEC Filings"), and other publicly available documents.

                  i. OFFSHORE TRANSACTION.

                        (i) The Issuer has not offered the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture and shares of Common Stock issuable upon exercise of the Warrants which are the subject of this Agreement to any person in the United States, any identifiable groups of U.S. citizens abroad, or to any U.S. Person as that term is defined in Regulation S.

                        (ii) At the time the buy order was originated, the Issuer and/or its agents reasonably believed the Buyer was outside of the United States and was not a U.S. Person.

                        (iii) The Issuer and/or its agents reasonably believe that the transaction has not been pre-arranged with a buyer in the United States.

                        (iv) The Issuer has no current intention to issue any other Convertible Debenture, other than a Convertible Debenture of like tenor that may be issued to a Guernsey corporation.

                  j. NO DIRECTED SELLING EFFORTS. In regard to the transactions contemplated by this Agreement, the Issuer has not conducted any "directed selling efforts" as that term is defined in Rule 902 of Regulation S nor has the Issuer conducted any general solicitation relating to the offer and sale of the securities which are the subject of this transaction to persons resident within the United States or elsewhere.

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                  k. CONCERNING THE CONVERTIBLE DEBENTURE, THE WARRANTS, SHARES
OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE CONVERTIBLE DEBENTURE AND SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS. The Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture and shares of Common Stock issuable upon exercise of the Warrants when issued and delivered will be duly and validly authorized and issued, fully paid and non-assessable and will not subject the holders thereof to personal liability by reason of being such holders. There are no preemptive rights of any shareholder of the Issuer. Upon issuance of such Convertible Debenture, Warrants and shares in accordance with the terms of this Agreement, the Convertible Debenture and the Warrant Agreement, and assuming that the Buyer is without notice of any adverse claim, the Buyer will acquire valid title to such instruments, free and clear of any liens, encumbrances, restrictions, claims and commitments of every kind, other than such restrictions as are expressly set forth in this Agreement, the Convertible Debenture and the Warrant Agreement. The Issuer represents and warrants to the Buyer that the Issuer is not aware of any such adverse claim.

                  l. SUBSCRIPTION AGREEMENT. This Offshore Securities Subscription Agreement has been duly authorized, validly executed and delivered on behalf of the Issuer and is a valid and binding agreement of the Issuer enforceable against it in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

                  m. NON-CONTRAVENTION. The execution and delivery of this Offshore Securities Subscription Agreement and the consummation of the issuance of the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, shares of Common Stock issuable upon exercise of the Warrants, and the transactions contemplated by this Offshore Securities Subscription Agreement do not and will not conflict with or result in a breach by the Issuer of any of the terms or provisions of, or constitute a default under, the articles of incorporation or bylaws of the Issuer or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Issuer is a party or by which it or any of its respective properties or assets are bound, or any existing applicable law, rule or regulation or any applicable decree, judgment or order of any court, Federal or State regulatory body, administrative agency or other governmental body having jurisdiction over the Issuer or any of its properties or assets.

                  n. APPROVALS. The Issuer is not aware of any authorization, approval or consent of any governmental body which is legally required for the issuance and sale of the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, and shares of Common

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Stock issuable upon exercise of the Warrants, as contemplated by the Offshore
Securities Subscription Agreement.

                  o. MISCELLANEOUS. The sale of the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, shares of Common Stock issuable upon exercise of the Warrants, and any other shares of the Common Stock of the Issuer occurring simultaneously or concurrently herewith, are not part of a plan or scheme to evade the registration requirements of the 1933 Act. The Issuer believes that the Purchase Price is reasonably related to the Restricted Period, the historical volatility of the market price of the Common Stock of the Issuer, the current financial condition of the Issuer, the dilution represented by the sale of the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, shares of Common Stock issuable upon exercise of the Warrants, and any other sales of the Common Stock of the Issuer occurring simultaneously or concurrently herewith, current stock market conditions and other relevant information concerning the Issuer.

         4. SAFE HARBOR RELIANCE ON REPRESENTATIONS. The Buyer understands that the offer and sale of the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, and shares of Common Stock issuable upon exercise of the Warrants are not being registered under the 1933 Act. The Issuer is relying on the rules governing offers and sales made outside the United States pursuant to Regulation S.

         5. SHARE DELIVERY INSTRUCTIONS. The Convertible Debenture and the Warrant certificates shall be delivered to the Buyer on a delivery versus payment basis at such times and places to be mutually agreed. In connection therewith, the Buyer shall deliver the Purchase Price for the Convertible Debenture and the Warrants by electronic transfer of funds to Loselle Greenawalt Kaplan Blair & Adler, 140 East 45th Street, New York, New York 10017 (the "Escrow Agent") as follows:

         Name of account:   Loselle Greenawalt Kaplan Blair & Adler
                            IOLA Account,

         Bank:              Chemical Bank

         ABA No.            021-000128

         Account No.        128074204665

         The Buyer and the Issuer hereby acknowledge that they have been advised by Escrow Agent that it is not representing the Buyer or the Issuer in the transaction contemplated by this Agreement and is acting herein solely as an Escrow Agent.

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         At the Closing, the Escrow Agent shall deliver the Convertible
Debenture and the Warrants to the Buyer against payment therefor. Upon delivery of the Convertible Debenture and the Warrants, cash representing the Purchase Price (less the placement fee payments to be made as described in Section 12 below) shall be wire transferred by the Escrow Agent to a bank account or bank accounts specified by the Issuer.

         6. APPOINTMENT OF ESCROW AGENT.

                  6.1. The Issuer and the Buyer hereby appoint the Escrow Agent and the Escrow Agent hereby accepts its appointment as Escrow Agent pursuant to the terms and conditions hereinafter set forth.

                  6.2. The Issuer shall cause to be delivered to the Escrow Agent the Convertible Debenture and the Warrants, with the appropriate Regulation S legend thereon, in the name of the Buyer. Escrow Agent shall hold the Convertible Debenture and the Warrants until it receives, by wire transfer as hereinbefore set forth, the Purchase Price. Upon receipt of the Purchase Price, Escrow Agent shall disburse the Purchase Price in accordance with instructions it receives from the Issuer. Escrow agent shall simultaneously therewith deliver the Convertible Debenture and the Warrants to the Buyer, pursuant to its instructions.

                  6.3 It is understood and agreed by the parties to this Agreement as follows:

                        (a) The Escrow Agent is not and shall not be deemed to be a trustee for any party for any purpose and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.

                        (b) The Escrow Agent does not have and shall not be deemed to have any responsibility in respect of any instruction, certificate or notice delivered to it other than faithfully to carry out the obligations undertaken in this Agreement and to follow the directions in such instruction or notice provided in accordance with the terms hereof.

                        (c) The Escrow Agent is not and shall not be deemed to be liable for any action taken or omitted by it in good faith and may rely upon, and act in accordance with, the advice of its counsel without liability on its part for any action taken or omitted in accordance with such advice. In any event, its liability hereunder shall be limited to liability for gross negligence, willful misconduct or bad faith on its part.

                        (d) The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instruction notice, letter, telegram, cablegram or other written instrument believed by it to be genuine and signed by both the Issuer and the Buyer.

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                        (e) The Issuer and the Buyer agree to save harmless,
indemnify and defend the Escrow Agent for, from and against any loss, damage, liability, judgment, cost and expense whatsoever, including attorney's fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it in connection with its status or activities as Escrow Agent or as to its status or activities as Escrow Agent under this Agreement except for any loss, damage, liability, judgment, cost or expense resulting from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent.

                        (f) The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it in respect of its status or activities as Escrow Agent under this Agreement. If any such legal proceeding is instituted against it, the Escrow Agent agrees promptly to give notice of such proceeding to the Issuer and the Buyer. The Escrow Agent shall not be required to institute legal proceedings of any kind.

                        (g) The Escrow Agent shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Agreement or generally, unless such waiver be in writing, and no waiver shall be valid unless it is in writing, signed by the Escrow Agent, and only to the extent expressly therein set forth. A waiver by the Escrow Agent under the terms of this Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.

                        (h) The Escrow Agent may refrain from taking any action other than keeping all property held by it in escrow if it is uncertain concerning its duties or rights under this Escrow Agreement or receives claims or demands from any person or entity or receives a final judgment by a court of competent jurisdiction if it deems that necessary or advisable.

         7. CLOSING DATE. The date of the issuance and the sale of the Convertible Debenture and the Warrants (the "closing") shall be August 1, 1996, or such other mutually agreed to time.

         8. CONDITIONS TO THE ISSUER'S OBLIGATION TO SELL. The Buyer understands that the Issuer's obligation to sell the Convertible Debenture, the Warrants, shares of Common Stock issuable upon conversion of the Convertible Debenture, and shares of Common Stock issuable upon exercise of the Warrants is conditioned upon:

                  a. The receipt and acceptance by the Issuer of this Offshore Securities Subscription Agreement for the Convertible Debenture and Warrants as evidenced by execution of this Subscription Agreement by the President or any Vice President of the Issuer; and

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
                  b. Delivery to the Issuer by the Buyer of good funds as payment in full for the purchase of the Convertible Debenture and Warrants.

         9. CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE. The Issuer understands that the Buyer's obligation to purchase the Convertible Debenture and Warrants is conditioned upon:

                  a. Acceptance by the Buyer of a satisfactory Offshore Securities Subscription Agreement for the sale of the Convertible Debenture and Warrants as evidenced by execution of this Offshore Securities Subscription Agreement by a duly authorized officer of the Buyer; and

                  b. Delivery of the Convertible Debenture and Warrants with restrictive legend as described herein.

         10. RIGHT OF FIRST REFUSAL. The Issuer grants to the Buyer a right of first refusal for any equity financing by the Issuer for a period of six (6) months from the date of this Agreement; provided, however, that such right of first refusal shall not apply to issuance by the Issuer to any purchaser(s) of equity securities for a purchase price of $2 million or less during such period. In the event the Issuer seeks to obtain additional equity financing during such period, the Issuer agrees to deliver to the Buyer a written summary of the proposed terms of such financing. The Buyer shall within five (5) days after receipt of such summary advise the Issuer in writing of its willingness to make an equity investment in the Issuer on the same or better terms than those set forth in the summary. The Buyer's failure to deliver such notice to the Issuer shall be deemed to constitute its waiver of its right of first refusal with respect to such financing.

         11. PLACEMENT FEE. The Issuer agrees to pay cash fees in an amount equal to 13% of the Purchase Price to Dusseldorf Securities Limited, such fees to be paid out of the escrow at the closing.

         12. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, United States of America. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto.

         13. INTERPRETATION. All terms used herein that are defined in Regulation S under the 1933 Act shall have the meaning set forth therein.

         14. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by all parties and delivered, including delivery by facsimile transmission, to the other parties.

         15. ISSUANCE TO NOMINEE. The Convertible Debenture certificate and the Warrant certificate shall be issued to SWAN ALLEY (NOMINEES) LIMITED, the Nominee of the Buyer's broker, Astaire & Partners Limited in London (the "Nominee"). The Buyer shall take all actions necessary to assure the Nominee's compliance with all of the terms and conditions contained in this Agreement and in the Warrant Agreements. During the Restricted Period, the Buyer will retain beneficial ownership the Convertible Denture and the Warrants.

         IN WITNESS WHEREOF, this Offshore Securities Subscription Agreement was duly executed on the date first written below.

          Dated this 6th day of the month of August, 1996.

Official Signatory of the         CINEMASTAR LUXURY THEATERS,
Issuer:                           INC.

                                  By: /s/ ALAN GROSSBERG
                                      -----------------------------------------
                                      Alan Grossberg,
                                      Executive Vice President

Accepted this 6th day of the month of August, 1996.

Official Signatory of the

Buyer:                            WALES SECURITIES LIMITED,
                                  a Guernsey corporation

                                  By: /s/ WILLIAM RUSSELL MORRIS
                                      -----------------------------------------
                                         (Authorized Signature)

                                      William Russell Morris, Director
                                  ---------------------------------------------
                                        (Print Name and Title)

                                      Le Menage
                                  ---------------------------------------------
                                               (Address)

                                      Rue Des Clercs
                                  ---------------------------------------------

                                      St. Peter, Guernsey
                                  ---------------------------------------------
                                              (Jurisdiction of
                                                Incorporation
                                        or Formation or Jurisdiction
                                        of Citizenship and Residency)

                                  LOSELLE GREENAWALT KAPLAN
                                     BLAIR & ADLER, as Escrow Agent

                                  By: Arlen G. Loselle, a partner
                                      -----------------------------------------

                                  Exhibit "A"


THIS CONVERTIBLE DEBENTURE AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). UNTIL THE FORTY-FIFTH (45TH) DAY AFTER THE SALE OF THIS CONVERTIBLE DEBENTURE PURSUANT TO REGULATION S IS COMPLETED, NO CONVERTIBLE DEBENTURE OR UNDERLYING SHARES MAY BE OFFERED, SOLD OR TRANSFERRED (INCLUDING ANY INTERESTS THEREIN) IN THE UNITED STATES OR TO A "U.S. PERSON" (AS DEFINED IN REGULATION S PROMULGATED UNDER THE ACT) OR FOR THE ACCOUNT AND BENEFIT OF ANY U.S. PERSON, EXCEPT AS PROVIDED IN SAID REGULATION S. ANY RESALE THEREAFTER MUST BE PURSUANT TO REGISTRATION UNDER THE ACT OR AN AVAILABLE EXEMPTION.


                        CINEMASTAR LUXURY THEATERS,INC.
                            a California corporation

Dated: August 2, 1996

NO.    4

     CinemaStar Luxury Theaters, Inc., a California corporation (the "Corporation"), is indebted and, for value received, promises to pay (subject to the automatic conversion provisions set forth herein) to the order of SWAN ALLEY (NOMINEES) LIMITED, on August 2, 1998 (the "Due Date"), upon presentation of this Debenture, one million dollars ($1,000,000) (the "Principal Amount") and to pay interest on the Principal Amount at the rate of 4% per annum as provided herein.

     The Corporation covenants, promises and agrees as follows:

         1. Interest. Interest which shall accrue on the Principal Amount shall be payable in four quarterly installments on the first day of each fiscal quarter beginning on the first day of the fiscal quarter following the fiscal quarter in which payment of the Principal Amount is made to the Corporation. Interest for the first quarter shall be pro rata for the number of days of the first fiscal quarter after payment of the Principal Amount is made to the Corporation. Interest shall be payable in cash or in shares of Common Stock, at the election of the Corporation. Shares issued in payment of interest obligations shall be valued based on the closing bid price of such shares on the last trading day of the fiscal quarter for which such payment is made. All accrued and unpaid interest shall be automatically converted into shares of Common Stock on the Due Date. All payments of principal and interest or principal or interest shall be made at c/o 14 New Street, St. Peter Port, Guernsey, Channel Islands, or at such other place as may be designated in writing by the holder hereof.

         2.      Conversion.

                 2.1 Subject to the automatic conversion of any principal and interest outstanding on the Due Date as set forth in paragraph 2.5 below, the holder of this Debenture shall have the right, at such holder's option, at any time, to convert all or part of the principal and accrued interest of this Debenture into such number of fully paid and nonassessable shares of Common Stock of the Corporation (the "Common Stock") as shall be provided herein.

                 2.2 The holder of this Debenture may exercise the conversion right provided in this Section 3 by giving written notice (the "Conversion Notice") to Continental Stock Transfer Company (the "Transfer Agent") of the exercise of such right, in whole or in part, and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by the Debenture. The number of shares of Common Stock that shall be issuable upon conversion of the Debenture shall equal the amount of the outstanding principal and accrued interest for which a Conversion Notice is given, divided by a conversion price (the "Conversion Price") equal to the lesser of (x) $3.50, or
(y) 85% of the average closing bid price of the Common Stock as reported by the National Association of Securities Dealers for the three (3) consecutive trading days immediately preceding the Date of Conversion.

                 2.3 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error. In order to convert this Debenture into full shares of Common Stock, the holder shall surrender this Debenture, duly endorsed, by overnight courier to the office of the Transfer Agent, together with the Conversion Notice, (with a copy to the Corporation at its principal executive office) that it elects to convert the same, the amount of principal and interest to be so converted, and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Transfer Agent shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Debenture is delivered to the Transfer Agent as provided above, or the holder notifies the Transfer Agent that such Debenture has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such debenture.

         The Transfer Agent shall use commercially reasonable efforts to issue and deliver within two (2) business days after delivery to the Transfer Agent of such Debenture, to such holder at the address of the holder on the debenture records of the Corporation, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided that the original Debenture to be converted is received by the Transfer Agent within five business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Debenture to be converted is not received by the Transfer Agent within five business days after the Date of Conversion, the notice of conversion shall become null and void.

                 2.4 Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, unissued or treasury shares of Common Stock sufficient to effect the conversion of this Debenture; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding principal and interest of this Debenture, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 2.5 Automatic Conversion. On the second anniversary of the issuance of this Debenture, all outstanding principal and interest of the Debenture shall automatically convert into fully-paid and non-assessable shares of Common Stock at a Conversion Rate for each share of Common Stock calculated in accordance with the formula in Paragraph 2.2 above.

         3.      Default.

                 3.1 The entire unpaid and unredeemed balance of the Principal Amount and all Interest accrued and unpaid on this Debenture shall, at the election of the holder, be and become immediately due and payable upon the occurrence of any of the following events (a "Default Event"):

               (a) The non-payment by the Corporation when due of principal and interest or of any other payment as provided in this Debenture.

               (b) If the Corporation (i) applies for or consents in writing to the appointment of, or if there shall be a taking of possession by, a receiver, trustee or liquidator for the Corporation of all or substantially all of its property; (ii) admits in writing its inability to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files any petition for relief under the Bankruptcy Code or any similar federal or state statute; (v) defaults with respect to any evidence of indebtedness or liability for borrowed money, or any such indebtedness shall not be paid as and when due and payable; or (vi) has assessed or imposed against it, or if there shall exist, any general or specific lien for any federal, state or local taxes or charges against any of its property or assets other than liens for taxes not yet due or being contested in good faith.

               (c) Any failure by the Corporation to issue and deliver shares of Common Stock as provided herein upon conversion of this Debenture.

Notwithstanding the foregoing, the Corporation shall have thirty days (30) days from the receipt of a written Notice of Default to cure said Default Event, and no acceleration of payments hereunder shall be deemed to have occurred until the thirtieth day after the Corporation's receipt of a written Notice of Default from the holder of this Debenture. Upon such cure, the terms of this Debenture shall continue in effect.

                 3.2 Each right, power or remedy of the holder hereof upon the occurrence of any Default Event as provided for in this Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Debenture or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the holder hereof of any or all such other rights, powers or remedies.

         4. Anti-Dilution Adjustments. The conversion price shall be subject to adjustment as follows:

                 (a) In case the Company shall at any time subdivide the outstanding shares of Common Stock issuable upon conversion of the Debenture, the conversion price in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of Common Stock issuable upon conversion of the Debenture, the conversion price in effect immediately prior to such combination shall be proportionately increased. Any such adjustment shall be effective at the close of business on the date such subdivision or combination shall become effective.

                 (b) In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of this Debenture (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of a consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in a reclassification or change of outstanding shares of Common Stock of the class issuable upon the conversion of this Debenture except where the security holders of the Company are entitled to receive securities of another issuer), or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall execute an instrument providing that the holder of this Debenture shall have the right thereafter to convert this Debenture into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, or conveyance by the holder of the number of shares of Common Stock of the Company into which this Debenture might have been converted immediately prior to such reclassification, change, consolidation, merger, sale, or conveyance. Such interest shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The foregoing provisions of this Debenture shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, or conveyances.

         5. Failure to Act and Waiver. No failure or delay by the holder hereof to insist upon the strict performance of any term of this Debenture or to exercise any right, power or remedy consequent upon a Default Event hereunder shall constitute a waiver of any such term or of any such breach, or preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Debenture, the holder hereof shall not be deemed to waive the right either to require payment when due of all other amounts payable under this Debenture, or to declare a Default Event for failure to effect such payment of any such other amount.

     The failure of the holder of this Debenture to give notice of any failure or breach of the Corporation under this Debenture shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

         6. Consent to Jurisdiction. The Corporation hereby agrees and consents that any action, suit or proceeding arising out of this Debenture may be brought in any appropriate court in the State of California, including the United States District Court for the Central District of California or in any other court having jurisdiction over the subject matter, all at the sole election of the holder hereof, and by the issuance and execution of this Debenture the Corporation irrevocably consents to the jurisdiction of each such court.

         7.      Transfer/Negotiability     This Debenture shall be transferred
on the books of the Corporation only by the registered holder hereof or by his/her attorney duly authorized in writing or by delivery to the Corporation of a duly executed Assignment substantially in the form attached hereto as Exhibit A. The foregoing notwithstanding, the Corporation shall not transfer this Debenture nor any of the shares of common stock issuable upon conversion in the United States or to a "U.S. Person" (as defined in Regulation S promulgated under the Act) or for the account and benefit of any U.S. Person, except as provided in said Regulation S, until forty-five (45) days from the date of issuance of this Debenture. The Corporation shall be entitled to treat any holder of record of the Debenture as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in this Debenture in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the Laws of California. Subject to receipt of a duly executed Assignment, the Debenture shall be assigned by the holder thereof for value, to a Holder in Due Course as defined by the Uniform Commercial Code. The Corporation hereby makes an unconditional promise to repay the principal and accrued interest of this Debenture on or before the date due to any such Holder in Due Course and acknowledges that repayment to a Holder in Due Course is not subject to any claims or defenses the Corporation may have against the Lender.

         8. Notices. All notices and communications under this Debenture shall be in writing and shall be either delivered in person or accompanied by a signed receipt therefor or mailed first-class United States certified mail, return receipt requested, postage prepaid, and addressed as follows:

     if to the Corporation, to:

     CinemaStar Luxury Theaters, Inc.
     431 College Blvd.
     Oceanside, CA 92057-5435

     with a copy to:

     Joel I. Bennett, Esq.
     Jeffer, Mangels, Butler & Marmaro, LLP
     2121 Avenue of the Stars, Tenth Floor
     Los Angeles, California 90067-5010

and, if to the holder of this Debenture, to the address of such holder as it appears in the books of the Corporation. Any notice of communication shall be deemed given and received as of the date of such delivery or three days after deposit with an overnight courier service or five (5) days after deposit with the U.S. Postal Service as first class air mail.

         9. Governing Law. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of California, or, where applicable, the laws of the United States, without regard to conflicts of law.

         10. Incorporation by Reference. The terms and conditions set forth in that certain Offshore Securities Subscription Agreement between the corporation and Wales Securities Limited are incorporated herein by this reference, and any transferee or subsequent holder of this Debenture (or the shares of common stock issued upon conversion thereof, during the Restricted Period as defined by Regulation S) shall be subject to and bound by the provisions of such agreement.

     IN WITNESS WHEREOF, the Corporation has caused this Debenture to be duly executed.

                                       CINEMASTAR LUXURY THEATERS, INC.


                                       By: ______________________________
                                           Alan Grossberg
                                           Executive Vice President


Attest:


_____________________________
Jon Meloan
Secretary

                                   Exhibit A

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby assigns to:
________________________ the three year 4% Convertible Debenture of CINEMASTAR
LUXURY THEATERS, INC., No.     and hereby irrevocably appoints              ,
Attorney, to transfer said debenture on the books of the within named corporation, with full power of substitution in the premises.

     WITNESS my hand and seal this      day of          , 199_.

                                                           (SEAL)

                                                           (SEAL)
WITNESS: